UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2011

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1001 Fannin Street, Suite 1600, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On December 23, 2011, Endeavour International Corporation (the “Company”), through its wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited (collectively, the “Sellers”) to acquire the Sellers’ interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “Acquisition”).

The producing assets to be purchased include the following net interests:

Field Name	Block	Operator	Working Interest
Alba	16/26a	Chevron	23.43% (1)
MacCulloch	15/24/b	ConocoPhillips (2)	40.00%
Nicol	15/25a	Premier	18.00%

(1)	Endeavour’s aggregate working interest in the Alba field would be 25.68% following the closing of the acquisition.

(2)	Endeavour anticipates assuming operatorship, subject to final partner agreement.

The Purchase Agreement provides for the possibility that closing for the fields may occur individually and the Company expects to close the entire Acquisition in the first half of 2012. In addition to customary closing conditions, the purchase is subject to approval of governmental regulatory authorities and partner consents.

The consideration for the acquisition is $330 million, including approximately $94 million of tax attributes, and may be adjusted for customary purchase price adjustments. The acquisition is designed to provide EEUK with the benefits and obligations in respect of these interests from an economic date of January 1, 2011.

If the conditions precedent in respect of the Alba interest, primarily the necessary approvals, are not satisfied by March 31, 2012, then the Purchase Agreement will automatically terminate in respect of all of the interests. Likewise, if conditions precedent in respect of the MacCulloch interest and Nicol interest are not satisfied then the Purchase Agreement will automatically terminate in respect of the MacCulloch and Nicol interests. If the Agreement is terminated under these provisions, the termination shall be without liability to either the Sellers or EEUK.

A copy of the Purchase Agreement is filed herewith as Exhibit 2.1. The above summary of the agreement is not complete and is subject to and qualified in its entirety by reference to the text of the agreement.

Commitment Letter

On December 23, 2011, and in connection with the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”) with Citigroup Global Markets Inc. (“Citigroup”) pursuant to which, subject to certain conditions, Citigroup committed to provide a senior secured bridge loan facility (the “Senior Bridge Facility”) in an aggregate principal amount of up to $500,000,000, less the aggregate principal amount of any reserve-based revolving facility of up to $100,000,000 under which the Company becomes obligated.  If the Company utilized the Senior Bridge Facility, the proceeds of the Senior Bridge Facility would primarily be used to (i) fund the Consideration and (ii) refinance the Senior Term Loan of EEUK.  It is anticipated that some or all of the Commitment will be replaced or repaid by the Company through accessing the capital markets, including the issuance of debt securities.  The Senior Bridge Facility is required to be secured by a lien on substantially all assets of the Company and its subsidiaries.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	† Sale and Purchase Agreement between Endeavour Energy UK Limited and ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request.

†	Confidential treatment has been requested for portions of this exhibit. Portions of these documents have been omitted from the corresponding filing and submitted separately to the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

December 30, 2011	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

2.1	Sale and Purchase Agreement between Endeavour Energy UK Limited and ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited. Schedules and Exhibits are omitted pursuant to Section 601(b)(2) of Regulation S-K. Endeavour agrees to furnish supplementally a copy of any omitted Schedule to the SEC upon request.